Apollo Global Management, LLC
9 West 57th Street
New York, NY 10019
June 20, 2014

Personal and Confidential
Mr. James C. Zelter
[Address on file with the Company]

Dear Jim:

This letter agreement (this “Agreement”) amends and restates the terms of your employment with Apollo Global Management, LLC (“Apollo” or “AGM”) and its subsidiaries (collectively, the “Company”), effective immediately. Your employer shall continue to be Apollo Management Holdings, L.P. or one of its subsidiaries.

1.
Position and Reporting. You shall continue to serve as the Managing Director-Credit (and as the Managing Partner and Chief Investment Officer of Apollo’s credit business) of Apollo and shall report exclusively to the voting members of the Executive Committee of the Company. As the Managing Director-Credit, you will be the most senior executive of Apollo’s credit business, and all investment professionals devoted to the credit business will report to you or your designee. The Company’s breach of its obligations under this paragraph shall constitute a material breach of this Agreement.

2.
Annual Base Pay. During your employment with the Company, you will be entitled to receive, under the Credit Incentive Plan to be adopted by the Company (the “CIP”), cash payments at the rate of $1,200,000 per year (the “Base Pay”), which amounts shall be paid in monthly installments. All amounts payable hereunder are subject to withholding, if applicable, in accordance with law.

3.
Annual Bonus. You shall be entitled to receive a non-discretionary annual bonus (the “Annual Bonus”) from the Company under the CIP for each calendar year equal to the amount by which $1,800,000 exceeds the sum of any distributions received by you under the CIP for such year (in addition to the Base Pay). The cash portion (“Annual Cash Bonus”) of any Annual Bonus shall be paid at the same time cash bonuses are paid to Apollo employees generally, but in any event not later than March 15 of the year following the year to which it relates. A portion of any Annual Bonus shall be paid in the form of Apollo restricted share units (“RSUs”) or restricted shares in accordance with Apollo’s broad-based incentive program, which awards shall vest in equal annual installments on December 31 of each of the first three years following the year to which the award relates (with shares underlying RSUs issued by March 15 of the following year), provided your service with Apollo and its affiliates has not terminated prior to the vesting date. Notwithstanding the foregoing, upon your death or your termination of employment and service with the Company by reason of Disability (as defined in the Apollo 2007 Omnibus Equity Incentive Plan (the “Plan”)), 50% of any such outstanding and unvested Annual Bonus RSUs previously granted to you shall immediately vest. Each calendar year, the schedule used to calculate the portion of the Annual Bonus (based on your aggregate annual compensation) that will be subject to payment in the form of RSUs or restricted shares under the incentive program for services provided in that year shall be the same schedule as in effect under Apollo’s broad-based incentive program for services provided in such calendar year.

If you cease to perform services on a full-time basis for the Company or its affiliates as of a date other than December 31 by reason of death or Disability, a No Fault Termination (as defined for purposes of the CIP), a termination without Cause (and other than in connection with a Bad Act (as defined in Annex A)) or your resignation with or without Good Reason (as defined for purposes of the CIP), provided you have provided proper notice in accordance with Section 9, your Base Pay and Annual Cash Bonus shall be prorated through the last day of your full-time association with the Company. For purposes of clarity, the prorated Base Pay and Annual Cash Bonus shall be additional to any amounts payable to you as a result of (i) a termination without Cause and other than by reason of a Bad Act, (ii) a Good Reason resignation, or (iii) a No Fault Termination, in each case as provided in Section 5(f).
If your service is terminated by the Company or its affiliates as of a date other than December 31 in connection with a Bad Act or for Cause (as defined in the Plan), you shall receive your Base Pay through the last day of your full-time association with the Company but you shall not receive an Annual Cash Bonus, prorated or otherwise.

4.	Incentive Awards and AOG Unit Ownership.

(a)
You and the Company hereby acknowledge and agree that, as of the date hereof, you presently hold the number of RSUs previously communicated to you in the applicable Restricted Share Unit Award Agreements, which shall subsist in accordance with terms and conditions set forth in the Plan and the applicable Restricted Share Unit Award Agreements. You acknowledge that all vested RSUs were previously settled by issuance to you of the underlying Class A Shares.

(b)
You and the Company hereby acknowledge and agree that you, in your individual capacity, and the GST-Exempt Family Trust, under the James and Vivian Zelter Descendants Trust Agreement (the “Trust”), each presently hold a limited partner interest in AP Professional Holdings, L.P., which interests, as of the date hereof, are represented by the number of vested Apollo Operating Group Units (“AOG Units”) previously communicated to you. Your and the Trust’s rights and obligations with respect to the AOG Units shall continue to be governed by and subject to the terms and conditions of the Roll-up Agreement entered into by and among James C. Zelter, BRH Holdings, L.P., AP Professional Holdings, L.P., APO Asset Co., LLC, APO Corp. and Apollo, dated July 13, 2007, as well as the Second Amended and Restated Exempted Partnership Agreement of AP Professional Holdings, L.P., dated July 13, 2007 (as the same may be amended, modified or supplemented from time to time) (the “Roll-up Agreement”) and other applicable agreements governing AOG Units.

(c)
Subject to approval by the committee that administers the Plan (it being understood that failure of the committee to approve the following grants, if due, shall constitute a material breach of this Agreement) and, subject to the terms below, your continued employment through the applicable grant dates:

•	If the 2016 DP Margin dollar target is attained for the year ended December 31, 2016, you shall receive a grant of the number of RSUs previously communicated to you (the “First Performance Award”).

•
If the 2018 DP Margin dollar target is attained for the year ended December 31, 2018, you shall receive a grant of the number of RSUs previously communicated to you (the “Second Performance Award,” together with the First Performance Award, the “Performance Awards”).

Any grant of RSUs made pursuant to a Performance Award will be made within 60 days following the close of the applicable calendar year, and, except as otherwise specified herein, shall be subject to the same terms as apply to grants made to participants in Apollo’s broad-based incentive program. Each grant of RSUs pursuant to a Performance Award shall be subject to vesting in equal annual installments on December 31 of each of the three years succeeding the calendar year with respect to which the grant was made, and shall accrue distribution equivalents from and after the grant date of the RSUs (which shall occur in 2017 or 2019, as applicable), whether or not vested. Notwithstanding the foregoing, upon your death or your termination of employment and service for Good Reason or by the Company without Cause (and other than by reason of a Bad Act) or by reason of Disability (as defined in the Plan), subject to your continued compliance with the restrictive covenants referenced in Section 8 and your execution and non-revocation of a general written release in favor of the Company and its affiliates (containing customary carveouts for indemnity and vested compensatory payments), (i) you shall vest in 50% of the then outstanding and unvested RSUs under any Performance Award previously granted to you, (ii) if such termination of employment and service occurs in the last six months of 2016, or if you terminate your employment and service for Good Reason due to the committee’s failure to grant (if due) the First Performance Award, then, subject to attainment of the 2016 DP Margin dollar target, you shall receive, on a fully vested basis, 50% of the RSUs covered by the 2016 Performance Award, and (iii) if such termination of employment and service occurs in the last six months of 2018, or if you terminate your employment and service for Good Reason due to the committee’s failure to grant (if due) the Second Performance Award, then, subject to attainment of the 2018 DP Margin dollar target, you shall receive, on a fully vested basis, 50% of the RSUs covered by the 2018 Performance Award.

5.	Carry Points and Profits Interest.

(a) You hereby acknowledge and agree that you previously have been allocated that number of carried interests points previously communicated to you in the applicable fund documents, which points and any distributions thereon shall continue to be governed by and subject to the terms and conditions of the applicable fund documents.
(b) You hereby acknowledge and agree that you have been previously granted a profits interest in AIF VI Management Pool Investors, L.P., as evidenced by an award letter dated June 15, 2006, which profits interest is represented by a deemed capital commitment in the amount indicated in the applicable award letter. The profits interest referenced in this paragraph and any distributions made thereon shall continue to be governed by and subject to the terms and conditions of the award letter and the documents referenced therein.
(c) You shall be awarded that number of points of carried interest in Apollo European Principal Finance Fund II, L.P. previously communicated to you (“EPF II Points”). The EPF II Points shall vest in accordance with the terms of the limited partnership agreement of Apollo EPF Advisors II, L.P. Your rights and obligations with respect to the carried interest points referenced in this paragraph, including without limitation, vesting and any distributions thereon, shall be governed by and subject to the terms and conditions of the applicable fund documents and to satisfaction of your associated capital commitment obligations; provided, however, that vesting and distributions will be calculated as if your carried interest points had been issued to you on July 1, 2013.
(d) You shall be awarded that number of points of carried interest in Apollo Credit Opportunity Fund III, L.P. previously communicated to you (“COF III Points”), which allocation shall occur at the same time as COF III Points are allocated to other investment professionals generally, subject to your continued employment through such date. The COF III Points shall vest in accordance with the terms of the limited partnership agreement of Apollo Credit Opportunity Advisors III LP. Your rights and obligations with respect to the carried interest points referenced in this paragraph, including without limitation, vesting and any distributions thereon, shall be governed by and subject to the terms and conditions of the applicable fund documents to be provided in connection therewith and to satisfaction of your associated capital commitment obligations.
(e) You shall receive that percentage of the points set forth in your CIP commitment letter (as the same may be adjusted in accordance with the CIP from time to time, the “CIP Points”) attributable to that portion of the incentive pool established pursuant to the CIP that is allocated to the senior business leaders of Apollo’s credit business (the “Partner Pool”). Furthermore, subject to the satisfaction of applicable conditions set forth in the CIP or any agreement you enter into in connection therewith (the “Tail Rate Requirements”), if your employment and service are terminated after the date hereof without Cause and other than by reason of a Bad Act, or you resign for Good Reason, you shall retain the portion of your allocation of (i) the Partner Pool (based on your CIP Points) and (ii) any share of Direct Fund Allocations from funds that do not vest, in each case as of the termination date (the greater (as determined each year) of (i) the distributions payable with respect to such points allocations or (ii) the sum of the Annual Cash Bonus and the annual Base Pay, the “Tail Rate”), for the period of time and in the percentages previously communicated to you. In the event of a No Fault Termination, you may resign from employment with the Company by delivering notice within ten (10) days of an event giving rise to a No Fault Termination. If the Company fails to remedy such basis for a No Fault Termination within 30 days, subject to your continued service for 90 days after the expiration, without remedy, of the 30-day remediation period, and to the satisfaction of the Tail Rate Requirements and the applicable conditions set forth in the CIP or your CIP commitment letter or other CIP agreement, you shall receive, for twelve months after your employment termination date, the percentage of the Tail Rate previously communicated to you, determined by reference to your points allocations at the time you provided notice of the No Fault Termination, and your non-compete period shall be twelve months from your employment termination date.
The CIP Points and any distributions thereon will be governed by and subject to the terms and conditions set forth in the CIP, as modified by your CIP commitment letter and any separate written agreement(s) entered into by and between you and the Company. For purposes of clarity, in the event of a direct conflict between the CIP and this Agreement, the conflicting provisions of the CIP are superseded by those contained in this Agreement.
Other than as specifically set forth above, you and the Company acknowledge and agree that, as of the date hereof, you have no right, contractual, contingent, or otherwise, to receive any incentive fees, management fees or carried interest points, payments or distributions from the Company or any of its affiliates; provided, however, that if any such entitlement previously documented in writing has been omitted from this Agreement by mutual mistake, such omission shall not defease you of such entitlement.

6.
Fund Investments. You hereby acknowledge and agree that you have made investments in various funds or co-investment vehicles of the Company and its affiliates as reflected in the applicable fund documents. You hereby acknowledge and agree that any unpaid capital commitments arising in connection with the foregoing investments, as reflected on the books and records of the Company and its affiliates, shall remain in full force and effect, governed by and subject to the terms and conditions of the applicable fund documents.

7.
Benefit Plans. You will continue to be eligible to participate in the various group health, disability and life insurance plans and other employee programs, including sick and vacation time, as generally are offered by the Company to other senior executives from time to time. Specifically, with respect to vacation, you will be entitled to 4 weeks of vacation per year subject to applicable Company policies. No more than five days of accrued but unused vacation shall be carried forward past the end of any calendar year. You will continue to be provided with a full time executive assistant and a suitable office.

8.	Restrictive Covenants. You acknowledge and agree to abide by and comply with the restrictive covenants set forth on Annex A.

9.
Notice Entitlement. The Company may terminate your employment with or without Cause. The period of notice that we will give you to terminate your employment without Cause and other than by reason of a Bad Act is 90 days. The Company may terminate your employment for Cause or a Bad Act without notice. You agree to give the Company 90 days’ notice (which the Company may waive in its sole discretion) should you decide to leave the Company for any reason. We reserve the right to require you not to be in the Company’s offices and/or not to undertake all or any of your duties and/or not to contact Company clients, colleagues or advisors (unless otherwise instructed) during all or part of any period of notice of your termination of service. During any such period, you remain a service provider to the Company with all duties of fidelity and confidentiality to the Company and subject to all terms and conditions of your employment and should not be employed or engaged in any other business.

10.	Payment in lieu of Notice. Subject to the “Employment in Good Standing; Compliance” section below, we reserve the right to pay you in lieu of notice on a termination without Cause.

11.
Indemnification. Your rights to be indemnified pursuant to any indemnification provision in any limited liability company agreement, limited partnership agreement, by-laws, or insurance policies covering the directors and officers of the Company against any losses, claims, damages, liabilities, judgments and reasonable expenses, incurred by, or imposed upon, you, shall subsist in accordance with the terms of the applicable provision. You and the Company acknowledge and agree that the indemnification agreement by and between you and Apollo dated March 19, 2010, remains in effect in accordance with its terms.

12.
Governing Law; Consent to Arbitration; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute or controversy arising out of or relating to this Agreement or your employment, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) pursuant to the commercial arbitration rules of JAMS (“JAMS”) then in effect. The parties agree that the Expedited Procedures set forth in JAMS’ Comprehensive Rules 16.1 and 16.2 (or any successor thereto) shall apply. The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Issues of arbitrability shall be determined in accordance with the United States federal substantive and procedural laws relating to arbitration. The arbitration shall be conducted on a strictly confidential basis, and neither you nor the Company shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, except as required by law, with the sole exception of such party’s legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all confidential information (and documents containing confidential information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act. The Company and you will share the JAMS administrative fees and the arbitrator’s fee and expenses, and each party will pay its own attorneys’ fees except as otherwise provided by law. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU AND THE COMPANY HEREBY WAIVE AND COVENANT THAT YOU AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

1.	Modifications to the Agreement. This Agreement may not be modified, amended or waived except pursuant to a writing signed by the undersigned parties.

2.
Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, including via facsimile or pdf, with the same effect as if the parties executing such counterparts had executed one counterpart.

3.
Section 409A. This Agreement is intended to be exempt from, or comply with, Section 409A and to be interpreted in a manner consistent therewith. To the extent necessary to avoid the imposition of tax or penalty under Section 409A, any payment by the Company or affiliate to you (if you are then a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation §1.409A-1(i)(1)) of “deferred compensation,” whether pursuant to this Agreement or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of your separation from service under Section 409A (or, if earlier, upon your death). Each payment or installment due under this Agreement is intended to constitute a “separate payment” for purposes of Section 409A. In no event shall the Company or any affiliate (or any agent thereof) have any liability to you or any other person due to the failure of this Agreement to satisfy the requirements of Section 409A. Subject to the requirements of Section 409A of the Code, the Company may offset any amounts otherwise due to you from the Company or an affiliate (whether pursuant to this Agreement or otherwise) by any amounts that are due and owing from you to any such entities or for which any such entities would otherwise be liable absent your satisfaction thereof.

4.
Political Contributions. Except as otherwise disclosed to the Company in writing, in the past two years neither you nor your spouse (i) has donated to a state or local political campaign in any of the fifty states or Washington D.C.; or (ii) has donated to a candidate for any federal office where such candidate held any state or local political office at the time of the contribution.

5.
Employment in Good Standing; Compliance. As you are aware, the firm is subject to and has various compliance procedures in place. Accordingly, you understand that your continued association with the Company will be subject to your continued employment in good standing, which will include, among other things, your adherence to the Company’s policies and procedures and applicable compliance manuals (including, without limitation, obligations with regard to confidential information), as in effect from time to time. You agree to execute any customary forms and agreements in connection therewith. Provided your employment is terminated by the Company other than for Cause or a Bad Act, the Company shall cooperate with you, following the expiration of your obligations regarding noncompetition, to provide a prospective employer with limited, aggregated and deidentified information regarding investments overseen by you.

6.
Entire Agreement. This Agreement and other governing documents referenced herein constitute the entire agreement between the parties in relation to their subject matter and supersede any previous agreement or understanding between the parties relating thereto, including, without limitation, that certain letter agreement entered into by and between you and Apollo Investment Management, L.P., dated May 15, 2006, all of which are hereby cancelled, and you confirm that in signing this Agreement you have not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as are expressly set out in this Agreement or in the documents referenced herein. All other governing documents referenced herein will remain in effect in accordance with their terms; provided, however, that notwithstanding the foregoing, to the extent that any such governing documents impose restrictions on you with respect to non-competition, non-interference with business relations, or non-solicitation of investors, financing sources or capital market intermediaries) that are longer in duration or more comprehensive in scope than such restrictions referenced in Section 8 of this Agreement, those referenced in Section 8 of this Agreement shall govern.

7.
Miscellaneous. Any notice required hereunder shall be made in writing, as applicable, to Apollo in care of the Global Head of Human Resources, at her principal office location (with a copy to the Company’s Chief Legal Officer at his principal office location) or to you at your home address most recently on file with the Company. Except for an assignment by Apollo of this Agreement to an affiliate, this Agreement may not be assigned by the parties other than as expressly provided herein. This Agreement shall not be construed against the party preparing it, but shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not on that ground be interpreted against any one party.

Sincerely,
/s/ Lisa Barse Bernstein

Lisa Barse Bernstein
Global Head of Human Resources

Read, Accepted and Agreed to:

/s/ James C. Zelter
James C. Zelter

Dated: June 20, 2014

Annex A
Restrictive Covenants

Capitalized terms used in this Annex A and not elsewhere defined shall have the meanings set forth in paragraph (g) of this Annex A.
(a)Prior to resigning from the Participant’s employment (or other full-time service association) with AGM, the Participant shall provide 90 days’ prior written notice to AGM.
(a)    The Participant agrees that during the Protected Period, the Participant shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member, shareholder of a closely or privately held corporation or shareholder in excess of five (5) percent of a publicly traded corporation, corporate officer or director, engage or otherwise participate in any business that is a Competitive Business, in the Restricted Territory; provided that the Participant shall not be deemed to be engaging or participating in a Competitive Business if the Participant provides services to a subsidiary, division or Affiliate of a Competitive Business if such subsidiary, division or Affiliate is not itself engaged in a Competitive Business and the Participant does not provide services to, or have any responsibilities regarding, any Competitive Business.
(b)    The Participant agrees that during the Protected Period, the Participant shall not, directly or indirectly, (i) solicit or induce any investors, financing sources or capital market intermediaries of AGM or its successors, assigns or Affiliates to terminate (or diminish in any material respect) his, her or its relationship with AGM or its successors, assigns or Affiliates, or (ii) otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) in any material respect any business relationship and/or agreement to which AGM or any Affiliate thereof is a party, including without limitation any such relationship with any of AGM’s or an Affiliate’s respective clients, Prospective Investors or investors, customers, suppliers or partners. Nothing in this paragraph applies to those financing sources, capital market intermediaries or business relations (excluding Prospective Investors) who did not conduct business with AGM, or its successors, assigns or Affiliates during either the Participant’s employment or service with, or the period in which the Participant held (directly or indirectly) an ownership interest in, AGM or any of its Affiliates.
(c)    The Participant agrees that during the Participant’s employment or service with AGM or any of its Affiliates and the period ending 12 months after the Participant’s Termination for any reason (such that the Participant is no longer employed by or providing services to AGM or any of its Affiliates), the Participant shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of AGM or any of its successors, assigns or Affiliates to terminate his, her or its employment or other relationship with AGM or its successors, assigns or Affiliates for the purpose of associating with any Competitive Business, or otherwise encourage any such Person to leave or sever his, her or its employment or other relationship with AGM or its successors, assigns or Affiliates, for any other reason, or (ii) hire any such individual who left the employ or service of AGM or any of its Affiliates during the immediately preceding 12 months. This provision shall not prohibit the Participant from soliciting or hiring his personal assistant or assistants at the time of his departure.
(d)    The Participant will not disclose or use at any time, either prior to the Participant’s Termination or thereafter, any Confidential Information (as defined below) of which the Participant is or becomes aware, whether or not such information is authored or developed by the Participant, except to the extent that (i) such disclosure or use is directly related to and required by the Participant’s good faith performance of duties to AGM or any of its Affiliates, (ii) such disclosure is required to be made by law or any court or legislative body with apparent jurisdiction over the Participant; provided, that the Participant shall provide ten (10) days’ prior written notice, if practicable, to AGM of such disclosure so that AGM may, at its sole cost and expense, seek a protective order or similar remedy; and provided, further, that in either such case set forth above, the Participant informs the recipients that such information or communication is confidential in nature, or (iii) such disclosure is necessary to (A) the Participant’s defense of a claim in a legal proceeding by a third party against the Participant, or (B) a legal proceeding by Participant to enforce Participant’s rights under this Agreement or any other agreement with AGM or its Affiliates, and the Participant uses reasonable best efforts to preserve the confidentiality of such information, including by seeking a protective order or similar remedy. Except to the extent publicly disclosed, the Participant acknowledges and agrees that this Agreement and the provisions hereof constitute Confidential Information of AGM and its Affiliates and that any documents, information or reports received by the Participant from AGM and its Affiliates shall be treated as confidential and proprietary information of AGM and its Affiliates. The obligations set forth in paragraphs (b), (c) and (d) of this Annex A provide further protection of Confidential Information. Nothing contained herein shall preclude the Participant from disclosing Confidential Information to the Participant’s immediate family and personal legal and financial advisor(s); provided that the Participant informs such family member(s) and/or advisor(s) that the information is confidential in nature and receives assurances that the family member(s) and/or advisor(s) shall not disclose such information except as required by law or by any court or legislative body with apparent jurisdiction over such Person. To the fullest extent permitted by applicable law, each Limited Partner waives, and covenants not to assert, any claim or entitlement whatsoever to gain access to any Confidential Information concerning the Points of any other Partner.
(e)    The Participant agrees that the Participant shall not, either prior to the Participant’s Termination or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any Person that disparages, either professionally or personally, AGM or any of its Affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, whether collectively or individually. The obligations under this Section shall not apply to statements (i) provided in truthful response to an inquiry from a government or regulatory body or made in order to comply with a requirement of law or of any court or legislative body or (ii) prior to the Participant’s Termination, in the performance of the Participant’s duties in the good faith belief that such statement is consistent with the Participant’s fiduciary duties to AGM, its Affiliates, and investors in any investment funds and other alternative asset investment vehicles managed thereby.
(f)    For purposes of this Annex A, the following definitions are applicable:
(i)    “Affiliate” means with respect to any Person any other Person directly or indirectly controlling, controlled by or under common control with such Person.
(ii)    “Bad Act” shall mean the Participant’s: (i) commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on the Participant’s ability to perform the Participant’s services to AGM or any of its affiliates; (ii) commission of an intentional and material breach of a material provision of a written Apollo Code of Conduct (other than any Apollo Code of Conduct adopted after the date of the Participant’s admission to the CIP with the primary purpose of creating or finding “Bad Acts”); (iii) commission of intentional misconduct in connection with the performance by the Participant of the Participant’s services for AGM or any of its affiliates; (iv) commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its affiliates (excluding any mistake of judgment made in good faith with respect to a portfolio investment or account managed by AGM or its affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its affiliates); (v) conviction of a felony or plea of no contest to a felony charge, in each case if such felony relates to AGM or any of its affiliates; (vi) fraud in connection with the performance by the Participant of the Participant’s services for AGM or any of its affiliates; or (vii) embezzlement from AGM or any of its affiliates or interest holders; provided, however, that (a) the Participant has failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses (ii) and (iv), and (b) during the pendency of any felony charge under clause (v), AGM and its affiliates may suspend payment of any distributions in respect of the Participant’s Points, and if (I) the Participant is later acquitted or otherwise exonerated from such charge, or (II) the Participant’s employment or service with AGM or its applicable affiliate does not terminate, then (A) AGM or its applicable affiliate shall pay to the Participant all such accrued but unpaid distributions with respect to Points, with interest calculated from the date such distributions were suspended at the prime lending rate in effect on the date of such suspension, and (B) throughout the period of suspension (or until the date of termination of employment or service, if earlier), distributions with respect to unvested Points shall continue to accrue, and Points shall continue to vest, in accordance with the terms and conditions set forth herein.
(iii)    “Competitive Business” means (i) any alternative asset management business (other than the business of AGM, its successors or Affiliates), or distinct portion thereof, in which more than 25% of the total capital committed is third party capital from passive limited partners (which term shall exclude natural persons who are partners or employees of the business and are actively engaged in the management of the business, but not more than two such persons who are former partners or employees of AGM or any of its Affiliates), that advises, manages or invests the assets of and/or makes investments in private equity funds, hedge funds, collateralized debt obligation funds, commercial mortgages, commercial real estate-related investments, residential mortgages, residential real estate-related investments, business development corporations, special purpose acquisition companies, life settlement investments, life insurance company asset investment vehicles, credit-based asset management vehicles, leveraged loans, distressed situation vehicles, or other alternative asset investment vehicles, funds or accounts, or (ii) Persons who manage, advise or own any business described in clause (i).
(iv)    “Confidential Information” means information that is not generally known to the public and that is or was used, developed or obtained by AGM and its Affiliates, including but not limited to, (A) information, observations, procedures and data obtained by the Participant while employed by or providing services to AGM or any of its Affiliates, (B) products or services, (C) costs and pricing structures, (D) analyses, (E) performance data, (F) computer software, including operating systems, applications and program listings, (G) flow charts, manuals and documentation, (H) data bases, (I) accounting and business methods, (J) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (K) investors, customers, vendors, suppliers and investor, customer, vendor and supplier lists, (L) other copyrightable works, (M) all production methods, processes, technology and trade secrets, (N) this Agreement and the governing agreements of AGM and its Affiliates, (O) investment memoranda and investment documentation concerning any potential, actual or aborted investments, (P) compensation terms, levels, and arrangements of employees and other service providers of AGM and its Affiliates, and (Q) all similar and related information in whatever form. Confidential Information will not include any information that is generally available to the public prior to the date the Participant proposes to disclose or use such information. Confidential Information also includes the information contained in the books and records of the Partnership concerning the Points assigned with respect to any other Limited Partner (including any Retired Partner). For the avoidance of doubt, “Confidential Information” does not include information concerning non-proprietary business or investment practices, methods or relationships customarily employed or entered into by comparable business enterprises.
(v)    “Participant” means James C. Zelter.
(vi)    “Person” means any individual, partnership, corporation, limited liability company, joint venture, joint stock company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), government, governmental agency, political subdivision of any government, or other entity.
(vii)    “Prospective Investor” means any prospective investor with which or with whom the Participant knows or reasonably should have known that AGM or any of its Affiliates has had substantive discussions in the immediately preceding 12 months.
(viii)    “Protected Period” means the combined period of the Participant’s employment or service with AGM or any of its Affiliates and the period ending twelve (12) months after the Participant is no longer employed by or providing services to AGM or any of its Affiliates for any reason. For purposes of clarity, the portion of the Protected Period and period under paragraph (d) of this Annex A that applies after the Participant’s resignation commences only after the expiration of the notice period set forth in paragraph (a) of this Annex A.
(ix)    “Restricted Territory” means, during the Participant’s employment by or service to AGM or any of its Affiliates, the United States, Canada, the United Kingdom, and any other country in the world where AGM or any of its Affiliates, successors or assigns engages in business, and any state, province or territory thereof, and, following the Participant’s Termination, the United States, Canada, the United Kingdom, and any other country in the world where at the date of such Termination AGM or any of its Affiliates, successors or assigns engages in business, and any state, province or territory thereof
(x)    “Termination” means the termination of the Participant’s service, such that the Participant is no longer employed by, or a service provider to, AGM or any of its Affiliates.
(xi)    “Termination Date” means the date of Termination.
The Participant agrees and acknowledges that each covenant contained in this Annex A is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of AGM and its Affiliates, imposes no undue hardship on the Participant or his related parties, is not injurious to the public, and that any violation of any of the restrictive covenants contained in this Annex A shall be specifically enforceable in any court with jurisdiction upon short notice. If any provision of this Annex A as applied to the Participant or to any circumstance is adjudged by a court or arbitral tribunal to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Annex A. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, the Participant agrees that the court or arbitral tribunal making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Participant agrees and acknowledges that any such breach of any provision of this Annex A will cause irreparable injury to AGM and its Affiliates, and upon breach of any provision of this Annex A, AGM and/or its Affiliates, as applicable, shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies available to AGM or its Affiliates. Notwithstanding the foregoing, to the extent that an arbitral tribunal or court of competent jurisdiction makes a final determination that any of the restrictive covenants contained in section (b) or (c) of this Annex A is unenforceable as a matter of law as applied to the Participant, upon such determination AGM shall not seek to enjoin the Participant from engaging in an activity precluded by such provision (or to otherwise pursue proceedings to enforce such provision) but if AGM or its designee determines in good faith that the Participant has breached any such provision contained in section (b) of this Annex A or materially breached any such provision contained in section (c) of this Annex A, AGM or its designee shall provide the Participant with written notice thereof, and the Participant shall have fifteen business days to cure such breach. If such breach is not cured within such period, the Participant shall forfeit all rights to any Points and any unvested Restricted Shares without payment of any consideration in respect thereof. The restrictive covenants contained in this Annex A shall specifically survive the Participant’s Termination and the termination of the CIP.